Exhibit 99.2

INDEX TO HISTORICAL FINANCIAL STATEMENTS

Independent Auditor’s Report	2
Statement of Revenue and Direct Operating Expenses of the Firewheel Properties	3
Notes to Statement of Revenue and Direct Operating Expenses of the Firewheel Properties	4

Independent Auditor’s Report

To the Board of Directors

Resolute Energy Corporation:

We have audited the accompanying Statement of Revenue and Direct Operating Expenses of Firewheel Properties (the Financial Statement) as described in Note 1, for the year ended December 31, 2015, and the related notes to the Financial Statement.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the Financial Statement in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of Statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the Financial Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Financial Statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the Statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the Financial Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Financial Statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Financial Statement referred to above presents fairly in all material respects, the Statement of Revenue and Direct Operating Expenses of the Firewheel Properties for the year ended December 31, 2015, in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

We draw attention to the basis of presentation in the Financial Statement, which describes that the accompanying Statement of Revenues and Direct Operating Expenses was prepared for the purpose of complying with the rules and regulations under Rule 3-05 of the Securities and Exchange Commission Regulation S-X and is not intended to be a complete presentation of the Company’s revenues and expenses.  Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

Denver, Colorado

October 4, 2016

STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES

OF THE FIREWHEEL PROPERTIES

(in thousands)

	Year Ended December 31,	Six Months Ended June 30,
	2015	2016	2015
		(Unaudited)
Revenue:
Oil	$5,481	$3,208	$3,289
Gas	1,533	790	725
Natural gas liquids	676	334	356
Total revenue	7,690	4,332	4,370
Operating expenses:
Lease operating	1,411	1,079	474
Production and ad valorem taxes	761	433	415
Total operating expenses	2,172	1,512	889

Revenue in excess of direct operating expenses	$5,518	$2,820	$3,481

See notes to statements of revenue and direct operating expenses of the Firewheel Properties

NOTES TO THE STATEMENT OF REVENUE AND DIRECT OPERATING EXPENSES

OF THE FIREWHEEL PROPERTIES

Note 1 – BASIS OF PRESENTATION

Resolute Natural Resources Southwest, LLC, a Delaware limited liability company (“Resolute Southwest”) proposes to acquire interests in certain Permian Basin oil and gas properties near Reeves County, Texas, pursuant to the terms of a Purchase and Sale Agreement with Firewheel Energy, LLC, a Delaware limited liability company (“Firewheel”), expected to be entered into on or around October 4, 2016, and to close on or around October 7, 2016.  The purchase price for all acquired interests is expected to be approximately $135.6 million.  The interests are collectively referred to as the “Firewheel Properties.”

Separate historical financial statements prepared in accordance with accounting principles generally accepted in the United States of America have never been prepared for the Firewheel Properties.  During the periods presented, the Firewheel Properties were not accounted for or operated as a consolidated entity or as a separate division by Firewheel.  The accompanying statement of revenue and direct operating expenses for the Firewheel Properties was derived from the historical accounting records and other applicable source documents of Resolute as Resolute was the operator of all non-operated interests acquired from Firewheel.  Accordingly, the accompanying statement is presented in lieu of the financial statements required under Rule 3–05 of SEC Regulation S–X.

The accompanying statement of revenue and direct operating expenses does not represent a complete set of financial statements reflecting the financial position, results of operations, members’ equity and cash flows of the Firewheel Properties and is not necessarily indicative of the results of operations for the Firewheel Properties going forward due to the changes in business and the omission of various operating expenses. Certain indirect expenses, as further described in Note 4, were not allocated to the Firewheel Properties and have been excluded from the accompanying statement. Any attempt to allocate these expenses would require significant judgment, which would be arbitrary and would likely not be indicative of the performance of the properties on a stand-alone basis.

The accompanying statements of revenues and direct operating expenses for the six months ended June 30, 2016 and 2015 are unaudited but, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of the revenues and direct operating expenses of the Firewheel Properties for those periods.

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

The preparation of statements of revenue and direct operating expenses in conformity with accounting principles generally accepted in the United States of America requires Resolute’s management to make various assumptions, judgments and estimates to determine the reported amounts of revenues and expenses, and in the disclosures of contingencies.  These estimates and assumptions are based upon management’s best estimates and judgments.  Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and occurrence of future events.  Accordingly, actual results could differ from amounts previously established.

Revenue Recognition

Oil and gas revenue is recognized when production is sold to a purchaser at a fixed and determinable price, when delivery has occurred and title has transferred and the collectability of the revenue is probable.  Oil and gas revenue is recorded using the sales method.

Direct Operating Expenses

Direct operating expenses relate to the direct expenses of operating the Firewheel Properties.  The direct operating expenses include lease operating, ad valorem tax and production tax expense.  Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs and other field expenses.  Lease operating expenses also include expenses directly associated with support personnel, support services, equipment and facilities directly related to oil and gas production activities.

Note 3 – CONTINGENCIES

The activities of the Firewheel Properties are subject to potential claims and litigation in the normal course of operations.  Management does not believe that any liability resulting from any pending or threatened litigation will have a material adverse effect on the operations or financial results of the Firewheel Properties.

Note 4 – EXCLUDED EXPENSES

Indirect general and administrative expenses, interest expense, income taxes, and other indirect expenses have not been allocated to the Firewheel Properties by Firewheel and as such, have been excluded from the accompanying statements.  Any allocation of such indirect expenses may not be indicative of costs which would have been incurred by Resolute Southwest on a stand-alone basis.  Depreciation, depletion, and amortization expense has also been excluded from the accompanying statement of revenues and direct operating expenses as such amounts would not be indicative of the depletion calculated by Resolute on the Firewheel Properties on a stand-alone basis.

Note 5 – SUPPLEMENTARY OIL AND GAS INFORMATION (UNAUDITED)

Estimated Net Quantities of Oil and Gas Reserves

The estimates of proved oil and gas reserves and discounted future net cash flows for the Firewheel Properties as of December 31, 2015 were prepared by Resolute’s petroleum engineers.  Users of this information should be aware that the process of estimating quantities of proved oil and gas reserves is very complex, requiring significant subjective decisions to be made in the evaluation of available geologic, engineering, and economic data for each reservoir.  The data for any given reservoir may also change substantially over time as a result of numerous factors, including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions.  As a result, revisions to existing reserve estimates may occur from time to time.  Although every reasonable effort is made to ensure reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variance in available data for various reservoirs make estimates generally less precise than other estimates included in the statement of revenue and direct operating expenses disclosures.

The estimated proved net recoverable reserves presented below include only those quantities of oil and gas geologic and engineering data that demonstrate with reasonable certainty to be recoverable in future periods from known reservoirs under existing economic, operating and regulatory practices.  Proved developed reserves represent only those reserves estimated to be recovered through existing wells.  Proved undeveloped reserves include those reserves that may be recovered from new wells on undrilled acreage or from existing wells on which a relatively major expenditure for recompletion or secondary recovery operation is required.  All of the Firewheel Properties' proved reserves set forth herein are located in the Continental United States.  Firewheel incurred capital expenditures of approximately $13 million during year ended December 31, 2015.  The estimate of reserves and the standardized measure of discounted future net cash flows shown below reflect Resolute Southwest’s development plan as operator for the Firewheel Properties as Firewheel owns a non-operating interest and therefore does not direct such development plans.

The standardized measure of discounted future cash flows does not purport, nor should it be interpreted to present, estimates of the fair value of the Firewheel Properties.  An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and risks inherent in reserve estimates.

The following information has been derived from the Firewheel Properties’ historical production and December 31, 2015 reserve report prepared by Resolute Energy’s reserve engineers.  Production and extensions and discoveries for the Firewheel Properties have been added back to derive the prior year amounts.  Presented below is a summary of the changes in estimated reserves for the periods presented (in thousands).

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure related to proved oil, gas and NGL reserves for the Firewheel Properties is summarized below.  This summary is based on a valuation of proved reserves using discounted cash flows based on SEC pricing applicable for each year, costs and economic conditions and a 10% discount rate.  The additions to proved reserves from new discoveries and extensions and the impact of changes in prices and costs associated with proved reserves could vary significantly from year to year. Accordingly, the information presented below is not an estimate of the fair value of the Firewheel Properties and should not be considered indicative of any trends.

				Oil Equivalent
	Oil (MBbl)	Gas (MMcf)	NGL (MBbl)	(Mboe)
Proved reserves as of January 1, 2015	624	1,974	269	1,221
Production	(126)	(606)	(84)	(311)
Extensions, discoveries and other additions	593	2,947	454	1,539
Revisions and other	(345)	(332)	(21)	(421)
Proved reserves as of December 31, 2015	746	3,983	618	2,028
Proved developed reserves:
As of December 31, 2015	317	2,111	327	996
Proved undeveloped reserves:
As of December 31, 2015	429	1,872	291	1,032

Standardized Measure of Oil and Gas

December 31, 2015
(in thousands)
Future cash inflows	$49,350
Future production costs	(14,123)
Future development costs	(13,246)
Future income tax expense	(8,133)
Future net cash flows	13,848
Discount of 10% per annum	(6,927)
Standardized measure of discounted future net cash flows	$6,921

In accordance with SEC and Financial Accounting Standards Board (“FASB”) requirements, our estimated net proved reserves and standardized measure at December 31, 2015 utilized prices (subsequently adjusted for quality and basis differentials) of an average Plains Marketing, L.P. posted West Texas Intermediate oil price of $46.79 per Bbl and an average Henry Hub spot market gas price of $2.59 per one MMBtu of gas.

The following table sets forth the changes in standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the periods indicated.

Changes in Standardized Measure

December 31, 2015
(in thousands)
Standardized measure, beginning of year	$10,587
Sales of oil and gas produced, net of production costs	(2,017)
Changes in estimated future development costs	(11,855)
Accretion of discount	1,681
Extensions, discoveries and improved recovery	6,199
Revisions and other	109
Net change in income taxes	2,217
Standardized measure, end of year	$6,921